Gene Logic Reports Second Quarter 2003 Results —page 1

For further information, please contact:

Gene Logic Inc.	Gene Logic Inc.
Robert G. Burrows (investors/media)	Philip L. Rohrer, Jr. (investors)
Director, Corporate Communications	Chief Financial Officer
301.987.1824	301.987.1700
Email: rburrows@genelogic.com	Email: prohrer@genelogic.com

Gene Logic Reports Second Quarter 2003 Results

— Revenue Increases 38% —
— Net Loss Improves 9% —
— Completes acquisition of TherImmune Research Corporation —

GAITHERSBURG, Md.—July 25, 2003—Gene Logic Inc. (Nasdaq: GLGC) today reported its consolidated financial results for the second quarter of 2003. Gene Logic completed its acquisition of TherImmune Research Corporation (“TherImmune”) on April 1, 2003. As a result, these consolidated results for the second quarter of 2003 include the results of operations of TherImmune for all of the second quarter. Operating results for TherImmune do not appear in any of the prior year comparisons.

Consolidated total revenue for the second quarter of 2003 increased 38% to $19.4 million compared to $14.1 million in the second quarter of 2002. The increase reflects entirely the contribution of fees for contract research services from Gene Logic’s TherImmune subsidiary. Year-to-date total revenue increased 24% to $32.2 million compared to $25.9 million for the prior year, of which $6.3 million is attributable to second quarter contract research services revenue from TherImmune. For the full year 2003, GLGC currently expects pro forma revenue to be in the range of $80 to $84 million.

Information products and services revenue, based on sales of Gene Logic’s GeneExpress® System product offering, was $13.1 million for the second quarter of 2003, compared to $14.1 million in the second quarter of 2002. The decline in information products and services revenue was primarily the result of lower contributions from new subscriptions and the conclusion of subscription agreements with various smaller biopharmaceutical customers. Year-to-date information products and services revenue remained flat at $25.8 million, compared to $25.9 million for the prior year.

Contract research (CRO) services revenue, based on contract drug development services provided by TherImmune, was $6.3 million in the second quarter of 2003 and was essentially flat when compared to the same period in the prior year.

Consolidated expenses for the second quarter of 2003 were $23.5 million compared to $19.1 million in the second quarter of 2002. The increase is primarily due to the addition of operating costs associated with the Company’s contract research services business, offset somewhat by the continued impact of cost savings efforts. Year-to-date expenses were $42.2 million, compared to $39.1 million in the prior year. Cost of contract research services revenue was $5.5 million in the second quarter of 2003, and resulted in a gross margin of 20.3% for these services.

Gene Logic Reports Second Quarter 2003 Results—page 2

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), net loss for the second quarter of 2003 was $4.0 million or $0.13 per share compared to $4.4 million or $0.16 per share for the second quarter last year. Year-to-date net loss decreased 18% to $9.8 million or $0.34 per share compared to $11.9 million or $0.44 per share for the same period in 2002.

As a result of the TherImmune acquisition, during the second quarter the Company utilized approximately $36.2 million in cash for payment to TherImmune securityholders, retirement of TherImmune debt and transaction costs. As of June 30, 2003, Gene Logic had approximately $119.1 million in cash, cash equivalents and marketable securities available-for-sale.

Commenting on these results, Philip L. Rohrer, Jr., Chief Financial Officer, said, “Our results for the second quarter and year-to-date reflect our previously expressed concerns regarding the biotech sector and the impact of constrained capital markets on these potential customers. Despite continued issues with smaller biotechnology companies, larger pharmaceutical companies continue to sign subscription agreements, renew existing agreements and, in some cases expand their use of our information products and services. During the quarter, we welcomed such large companies as Novartis and Solvay to our client roster, we renewed our relationship with Wyeth, and had increased demand for selected information services from other current large pharmaceutical customers.”

Continuing, Mr. Rohrer said, “In the second half of 2003, we see promising signs from the pharmaceutical sector but remain conservative as to the biotechnology sector. Our operations are focused on controlling expenses while placing continued emphasis on improving our overall discovery and development products and services offering to attract companies of all sizes. New products like the ASCENTATM System, just released in the second quarter, should enable smaller companies to benefit from the value of our solutions and, at the same time, enable larger companies to more widely share insights throughout their R&D infrastructure.”

Quarterly Highlights

•	Gene Logic completed the acquisition of TherImmune Research Corporation, a privately held contract research services company. The acquisition was completed on April 1, 2003 for an adjusted purchase price, paid in cash and stock, of $51.3 million.

•	Novartis subscribed to the ToxExpress® System.

•	Wyeth renewed its subscription to the BioExpressTM System.

•	Solvay Pharmaceuticals and Five Prime Therapeutics each subscribed to a BioExpress Custom Suite.

•	Gene Logic expanded its line of GeneExpress System solutions with the launch of a new, streamlined gene expression data and bioinformatics research tool, the ASCENTATM System.

•	Gene Logic upgraded its primary bioinformatics platform with the launch of the Genesis Enterprise SystemTM 2.0.

Subsequent Event

Gene Logic has filed a Form S-3 Registration Statement with Securities and Exchange Commission to register for resale 3,730,839 shares of Gene Logic Common Stock acquired in the acquisition of TherImmune by former TherImmune stockholders. Gene Logic expects that the Registration Statement will become effective in late July or August and will be effective to allow sales for a period of 30 days.

Gene Logic Reports Second Quarter 2003 Results—page 3

Second Quarter 2003 Results Conference Call Information

As previously announced, Gene Logic’s senior management will host a conference call scheduled for today at 10:00 a.m. Eastern Time to discuss the details of this announcement. For live participation, without pass code, dial 800/901-5247 or 617/786-4501. A Webcast of the live call will also be available at www.genelogic.com. A replay of the call will be available through Friday, August 8, 2003 at the following numbers: domestic: 888/286-8010; international: 617/801-6888; pass code: 48328699. The Webcast will be archived on the Company Website.

Gene Logic Overview

Gene Logic provides products and services focused on transforming modern drug discovery and development through a combination of gene expression information and bioinformatics solutions and integrated contract research services that improve productivity for pharmaceutical and biotechnology companies worldwide. For more information, visit www.genelogic.com or call toll-free – 1/800/GENELOGIC.

Safe Harbor Statement

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. Such statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “goals,” “hopes,” “strategies,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These statements are based on management’s current expectations and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements and the Company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release. Those risks and uncertainties include, but are not limited to: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; levels of research and development spending in, and a decrease in outsourcing by, the pharmaceutical and biotechnology industries; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; our ability to retain existing and obtain additional customers in a timely manner and the potential loss or delay of large contracts; our ability to provide services in a timely, efficient and effective manner; our ability to successfully develop and market potential new products and services to meet the needs of current and potential customers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply information products and services customers with additional data for existing products and updated or new general and customer-specific products; our ability to successfully integrate TherImmune’s operations, technology and personnel with ours (including our ability to adequately manage resources of the joint companies); our success in realizing the anticipated economic benefits of our acquisition of TherImmune (including increased sales of our products and services to present and future customers of both companies); our ability to comply with regulatory requirements (including those applicable to the contract research services business); the potential liability to us of our contract research services (including, as to clinical trial services, potential contaminations in our animal populations that can damage inventory, harm our reputation for contaminant-free production, which could result in decreased sales of contract research services and products and actions of animal rights groups); the potentially depressive effect of sales of Gene Logic stock issued to the TherImmune shareholders in the merger; our ability to hire and retain key employees; our continued access to necessary human and animal tissue samples for the continued development of our genomic information products and services; the impact of technological advances and competition, which could make our information products and services less competitive; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others and others’ ability to limit, or increase the cost of, their rights or technology, as well as other risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Note: Gene Logic, GeneExpress the Gene Logic logo and ToxExpress are all registered trademarks used by Gene Logic Inc.

Financial tables follow.

—more—

Gene Logic Reports Second Quarter 2003 Results—page 4

GENE LOGIC INC.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue:
Information products and services revenue	$13,089	$14,066	$25,813	$25,908
Contract research services revenue	6,343	—	6,343	—

Total revenue	19,432	14,066	32,156	25,908
Expenses:
Cost of contract research services	5,056	—	5,056	—
Database production	12,068	13,478	25,679	26,992
Research and development	463	637	1,060	1,416
Selling, general and administrative	5,912	4,977	10,365	10,703

Total expenses	23,499	19,092	42,160	39,111

Loss from operations	(4,067)	(5,026)	(10,004)	(13,203)
Interest (income), net	(651)	(785)	(1,313)	(1,624)
Other (income) expense	—	(250)	—	(250)

Net loss before income tax expense	(3,416)	(3,991)	(8,691)	(11,329)
Income tax expense	554	389	1,080	584

Net loss	$(3,970)	$(4,380)	$(9,771)	$(11,913)

Amounts per share, basic and diluted:
Net loss per share, basic and diluted	$(0.13)	$(0.16)	$(0.34)	$(0.44)

Shares used in computing basic and diluted net loss per share	31,059	26,915	29,093	26,874

Gene Logic Reports Second Quarter 2003 Results—page 5

GENE LOGIC INC.
Condensed Balance Sheets
(In thousands)

	June 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,195	$106,957
Marketable securities available-for-sale	47,865	60,145
Accounts receivable, net	9,009	4,793
Unbilled services, net	3,471	—
Inventory, net	6,069	8,936
Prepaid expenses	2,397	1,610
Other current assets	890	1,117

Total current assets	140,896	183,558
Property and equipment, net	23,430	14,770
Long-term investments	5,268	5,268
Goodwill	45,707	2,677
Intangibles and other assets, net	22,296	21,187

Total assets	$237,597	$227,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,549	$8,225
Accrued expenses	7,365	5,187
Current portion of capital lease obligations	119	—
Current portion of long-term debt	41	40
Deferred revenue	6,791	6,425

Total current liabilities	19,865	19,877
Deferred revenue	860	1,363
Capital lease obligations, net of current portion	403	—
Long-term debt, net of current portion	689	710
Other noncurrent liabilities	1,523	1,072

Total liabilities	23,340	23,022

Stockholders’ equity:
Common stock	311	271
Additional paid-in capital	383,064	363,294
Accumulated other comprehensive income	28	248
Accumulated deficit	(169,146)	(159,375)

Total stockholders’ equity	214,257	204,438

Total liabilities and stockholders’ equity	$237,597	$227,460

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